UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement.

     On December 12, 2007, the Corporation entered into a definitive agreement with Thomas D. Washburn, Executive Vice President of the Corporation (an executive officer of the Corporation), to provide him with a severance package in connection with the elimination of his position on December 30, 2007. The agreement with Mr. Washburn is part of a series of changes the Corporation, its home equity, and commercial banking segments have made to restructure in response to the current environment for financial services in order to reduce the Corporation's costs.

     In consideration of the above, but subject to the conditions that his employment with the Corporation is not terminated for cause prior to December 30, 2007, and that he does not resign from the Corporation prior to that date, Mr. Washburn will receive a payment of approximately $1,070,000 (to be paid in two annual installments commencing in 2008) which is equal to two years of his current annual salary and two times his 2007 target bonus under the Irwin Financial Corporation Short Term Incentive Plan and the target opportunity designated for 2007 under that plan. Mr. Washburn will also either be provided with outplacement assistance for a period of no more than 12 months in a program that the Corporation shall select in its sole discretion or, at Mr. Washburn's election, receive the value of such assistance in a cash payment. The agreement further provides for reimbursement to Mr. Washburn for certain incremental insurance premiums and the cost of financial planning services. Mr. Washburn has also agreed to certain restrictions against soliciting employees of the Corporation and its affiliates and against the use of confidential information obtained while he was an employee of the Corporation. The agreement also requires a standard release by Mr. Washburn of any claims against the Corporation.

     Mr. Washburn's current direct responsibilities as Chairman of the Corporation's three lines of business will transfer on December 30, 2007 to William I. Miller, the Corporation's Chairman and CEO. Mr. Washburn currently also serves as Chairman of Irwin Union Bank and Trust Company and of Irwin Union Bank, F.S.B, roles that will be assumed by other officers of the Corporation on December 30, 2007.

     The agreement also provides terms under which Mr. Washburn, at his option, may provide services to the corporation in a transition period to last no longer than June 30, 2008. If Mr. Washburn chooses to provide these services, which are spelled out in the agreement, he will do so with the title of Vice Chairman of the Corporation. For purposes of a number of employee benefit plans and the stock option plan in which Mr. Washburn participates, Mr. Washburn's date of retirement from the Corporation will be deemed to be the last day he works as Vice Chairman of the Corporation.

     The Corporation believes the payment amounts and other arrangements provided for in the agreement are consistent with market practices for similar positions under such circumstances. The presence or absence of this agreement with Mr. Washburn does not affect his rights under existing stock and benefit plans, subject to the terms and provisions of such plans and the restrictions of Section 409A of the Internal Revenue Code and applicable regulations, and any amendments to those plans adopted to comply with Section 409A.

     The Agreement, General Release and Covenant Not to Sue entered into with Mr. Washburn is filed with this report as Exhibit 99.1.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     The information set forth in Item 1.01, above, is incorporated into this Item 5.02 by reference.

ITEM 8.01. OTHER EVENTS.

     On December 13, 2007, Irwin Financial Corporation issued a press release announcing an executive transition, attached as Exhibit 99.2. This filing under 8.01 is made for purposes of Regulation FD.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     d.) Exhibits
Exhibit No.	Description
99.1	Agreement, General Release and Covenant Not to Sue between Irwin Financial Corporation and Thomas D. Washburn.
99.2	Press Release of Irwin Financial Corporation dated December 13, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: December 13, 2007	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement, General Release and Covenant Not to Sue between Irwin Financial Corporation and Thomas D. Washburn.
99.2	Press Release of Irwin Financial Corporation dated December 13, 2007.